EXHIBIT 99.1
Severn Bancorp, Inc.

FOR IMMEDIATE RELEASE

Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
tbevivino@severnbank.com
410.260.2000

Severn Bancorp Announces Third Quarter Results

ANNAPOLIS, MD (October 16, 2009) — Severn Bancorp, Inc., (Nasdaq SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced results for the quarter and nine months ended September 30, 2009.  Net loss for the third quarter of 2009 was $4.4 million (unaudited), or ($.48) per share, compared to a net loss of $6.9 million (unaudited) or ($.73) per share for the second quarter of 2009 and net income of $0.6 million (unaudited), or $.06 per share for the third quarter of 2008.  Net loss for the nine months ended September 30, 2009 was $12.6 million, or ($1.38) per share, compared to net income of $4.3 million, or $.43 per share for the nine months ended September 30, 2008.  The net loss of $4.4 million for the quarter was due to an increase in the loan loss reserve of approximately $8.9 million during the quarter ended September 30, 2009.  This increase is a non-cash charge against earnings.  At September 30, 2009, Severn’s regulatory capital ratios continued to exceed the levels required to be considered “well capitalized” under applicable federal banking regulations, including its core (leverage) ratio of approximately 12% compared to the regulatory requirement of 5% for “well capitalized” status.

“We continue to take a proactive stance on credit issues and problem assets and as a result, have increased our loan loss reserves by approximately $8.9 million in the third quarter,” said Alan J. Hyatt, president and chief executive officer.  “We remain optimistic about our core business and capital levels and while we are disappointed in the need to increase our loan loss reserves in the third quarter, we continue to feel confident that any asset quality issues are being dealt with in a proactive and timely manner.  We continue to look for every opportunity to grow our bank in a conservative yet profitable fashion, and are committed to the long term best interests of our customers and shareholders.”

About Severn
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending.  It has assets of approximately $1 billion and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland.  The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution.  Severn is on the Web at www.severnbank.com.

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy..  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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